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                                 EXHIBIT 99.3

BOWMAR AND EDI ANNOUNCE CHANGES TO MERGER AGREEMENT; BOWMAR REVERSES DECISION TO SELL TECHNOLOGIES DIVISION

PHOENIX, and WESTBOROUGH, Mass., June 10 /PRNewswire/ -- Bowmar Instrument Corporation (Bowmar) (Amex: BOM) and Electronic Designs, Inc. (EDI) (Nasdaq:
EDIX) today announced agreement on certain changes to the definitive Merger Agreement signed by them on May 3, 1998.

Since the announcement of the merger, the companies have looked closely at the potential combination of Bowmar's Technologies division and EDI's display business and concluded that there are potential synergies between the product lines of these businesses. Because of the synergies and the companies' desire to account for the merger as a pooling, the Bowmar Board determined that reversing its decision to sell the Technologies division was in the best interest of the company and its stockholders.

The companies also announced that the combined company will adopt a new name effective upon the merger. Management teams from both companies are working on the selection of the name to recommend to the respective Boards and stockholders for approval. "We believe that this combination signals a merger of equals and we want the name of our combined company to reflect this reality," stated Hamid
R. Shokrgozar, President and Chief Executive Officer of Bowmar.

The companies expect to file the Joint Proxy Statement and Prospectus with the SEC on June 11, 1998.

The statements contained in this release relating to the company's plans and objectives are forward looking statements with meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These statements involve risks and uncertainties which could cause actual results to differ materially, including but not limited to, risks related to the consummation of the merger, integration of the companies' operations, expected revenue and sales of the combined company, including international sales, and other risks detailed in the companies' 10-Qs, 10-K, and 10-KSB on file with the Securities and Exchange Commission.

Bowmar, which is headquartered in Phoenix, Arizona, designs, manufactures and sells state-of-the-art microelectronic, semiconductor memory, and electromechanical products for a variety of commercial, industrial and military markets, particularly for telecommunications, data communications equipment and aerospace. The company's manufacturing facilities are located in Fort Wayne, Indiana and Phoenix, Arizona.

EDI designs, manufactures and markets semiconductor memory and flat panel display products for OEMs in the global commercial, industrial and military markets, particularly telecommunications, data communications and avionics.